Exhibit 99.1

Press Release

Aspen Insurance Holdings Limited Announces Resignation of Director

Hamilton, BERMUDA, January 31, 2007   —   Aspen Insurance Holdings Limited (‘‘Aspen’’ or ‘‘the Company’’) (NYSE:AHL; BSX:AHL BH) today announced that Julian R. Avery has advised the Company he will not be standing for re-election to the Board of Directors when his current term expires at the next Annual General Meeting on May 2, 2007.

Mr. Avery has been a Director of the Company since April 9, 2003, and is a member of the Compensation Committee and the Corporate Governance and Nominating Committee.

Mr. Avery has been a consistent and long standing supporter of Aspen, playing an integral role in the formation of the Company while serving as Chief Executive Officer of Wellington Underwriting plc (‘‘Wellington’’). Wellington was an original investor in Aspen.

Mr. Avery took the decision not to stand for re-election for an additional 3 years term to the Board because of the time and travel commitments associated with his other business and charitable activities.

‘‘I am personally very appreciative of the support Julian has consistently provided. He was instrumental in the formation of Aspen and his guidance and insights helped shape our current position and future direction,’’ said Chris O’Kane, Chief Executive Officer.

‘‘On behalf of the Board, I want to thank Julian for his strong contribution to the Company during its formative years’’ said Paul Myners, Chairman of the Company.

Mr. Avery has a distinguished background in the insurance and reinsurance industry. Prior to becoming Chief Executive Officer of Wellington in 2000, a position he held until his retirement in 2004, Mr. Avery was Managing Director of Wellington from 1996. He was also a director of Wellington Underwriting Agencies Ltd. from 1996 and was appointed Chairman in 2001. Mr. Avery is also Chairman of Equity Insurance Group (formerly known as Cox Insurance Holdings) and some of its affiliates. Mr. Avery, a solicitor by training, served on the Council of Lloyd’s between December 2000 and February 2005, and was Deputy Chairman of the Lloyd’s Market Association. He is currently a non-executive director of Warner Estate Holdings plc and Chairman of Invesco Perpetual Aim VCT PLC. Until November 2005, he was also a non-executive director of East Surrey Holdings plc.

About Aspen Insurance Holdings Limited

Aspen Insurance Holdings Limited is a leading global reinsurance and insurance company. Aspen is a Bermudian holding company, established in 2002, providing property and casualty reinsurance in the global market, property and liability insurance principally in the United Kingdom and the United States and specialty insurance and reinsurance consisting mainly of marine and energy and aviation worldwide. Aspen’s operations are conducted through its wholly-owned subsidiaries located in London, Bermuda and the United States: Aspen Insurance UK Limited, Aspen Insurance Limited and Aspen Specialty Insurance Company. Aspen has four operating segments: property reinsurance, casualty reinsurance, specialty insurance and reinsurance and property and casualty insurance. Aspen’s principal existing founding shareholders include The Blackstone Group, Candover Partners Limited and Credit Suisse First Boston Private Equity. For more information about Aspen, please visit the Company’s website at www.aspen.bm.

Investor Contact:

Aspen Insurance Holdings Limited

Noah Fields, Head of Investor Relations	T (441) 297-9382
Tania Kerno, Head of Communications	T 44 (0) 20 7184 8855

European Press Contact:

The Maitland Consultancy Brian Hudspith	T 44 (0) 20 7379 5151
North American Press Contact:
Abernathy MacGregor Eliza Johnson	T (212) 371-5999

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